Exhibit 10.8

Employment Agreement
Edwards Lifesciences LLC One Edwards Way, Irvine, CA USA 92614 Phone: 949.250.2500, Fax: 949.250.2525 www.edwards.com

NOTE: BEFORE SIGNING, PLEASE READ THE FOLLOWING AGREEMENT IN ITS ENTIRETY, MAKE CERTAIN THAT YOU UNDERSTAND IT, AND, IF DESIRED, REVIEW IT WITH YOUR ATTORNEYS AND ADVISORS.

This EMPLOYMENT AGREEMENT ("Agreement") is executed by and between Edwards Lifesciences LLC ("Edwards") and                                         ("Employee"). In consideration of his or her employment and the compensation to be paid Employee by Edwards, Employee agrees as follows:

        1.    Employment Relationship.    Edwards will employ Employee effective his/her most recent hire date, and Employee accepts such employment.

          1.1.    Employee agrees to perform such duties as are customarily performed by those in Employee's position, and such duties and responsibilities as Edwards and its officers and directors may require from time to time, and shall also be subject to the instructions, regulations and policies of Edwards now in effect and as may be revised at any time. Employee agrees that he/she will devote utmost knowledge and best skill and efforts to the performance of his/her duties, that he/she will remain loyal to Edwards during the term of his/her employment, and that he/she is not presently engaged in, and shall not during the term of his or her employment with Edwards enter into, any employment or agency relationship with any third party whose interests might conflict with those of Edwards.

          1.2.    Employee and Edwards understand and expressly agree that Employee's employment is not for a specified term, and that it may be terminated by Edwards or by Employee at any time, with or without notice, for any cause or without cause. Employee further understands and agrees that Edwards may change Employee's hours, wages, benefits, position, working conditions, and other terms of employment, with the exception of this at-will provision, and may take disciplinary action as it deems appropriate, at any time with or without cause or advance notice. Employee and Edwards expressly agree that this at-will provision is intended by both Employee and Edwards to be the complete and final expression of their understanding regarding the terms and conditions under which Employee's employment may be terminated, or under which Edwards may take disciplinary or other employment action, and that it is intended as an integrated agreement with respect thereto. Employee and Edwards further understand and expressly agree that there are no express or implied agreements contrary to this provision, that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted, or modified in any way, except by a formal written agreement signed by both Employee and an Edwards' Corporate Vice-President.

        2.    Confidentiality and Fair Competition.

          2.1.    Definitions.    For purposes of this Agreement, the following terms shall have the specified meanings:

            2.1.1.    "Competing Products" means products, processes, or services of any person or organization other than Edwards, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which Employee works during the time of his or her employment with Edwards.

            2.1.2.    "Competing Organization" means persons or organizations, including Employee, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product.

            2.1.3.    "Confidential Information" means information relating to the present or planned business of Edwards and/or its affiliates which has not been released publicly by authorized representatives of Edwards. Employee understands and agrees that Confidential Information includes, for example, but is not limited to, the following: Trade Secrets, Inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. Employee understands further that Confidential Information also includes all information received by Edwards under an obligation of confidentiality to a third party.

            2.1.4.    "Invention" means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall not be limited to the meaning of "Invention" under the United States patent laws.

            2.1.5.    "Items" include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern Edwards or its affiliates that come into Employee's possession or about which Employee has knowledge by reason of his or her employment.

            2.1.6.    "Trade Secrets" include, but are not limited to, all information encompassed in all Items, and in all manufacturing processes, methods of production, concepts or ideas, to the extent that such information has not been released publicly by duly authorized representatives of Edwards, and also include all Trade Secrets as that term is construed under the Uniform Trade Secrets Act.

          2.2.    Restriction on [Unfair Competition and]1 Disclosure of Trade Secrets and Confidential Information.    Employee agrees that he/she will not publish or disclose, or allow to be published or disclosed, Trade Secrets or Confidential Information to any person who is not an employee of Edwards unless such disclosure is necessary for the performance of Employee's obligations under this Agreement, in which case (i) a properly executed, Edwards confidentiality agreement must exist with the recipient of such information or (ii) it must first be authorized in writing by Edwards, through its General Counsel. Employee further agrees that he/she will not remove any Trade Secrets or Confidential Information from the offices of Edwards or the premises of any facility in which Edwards is performing work, or allow such removal, except in the customary execution of employment duties, unless permitted in writing by Edwards, through its General Counsel. Upon termination of his/her employment with Edwards for any reason, Employee agrees to surrender to Edwards all documents and materials in his/her possession or control which contain Trade Secrets or Confidential Information. Employee expressly agrees that Employee will not make use of Trade Secrets or Confidential Information to engage in competition with Edwards or its affiliates at any time after the termination of his/her employment with Edwards for any reason. [Employee further agrees, as a material inducement to Edwards to enter into this Agreement and allow Employee to perform services which will necessarily allow Employee access to Edwards' and its affiliates' Trade Secrets and Confidential Information, that Employee shall not render services, directly or indirectly, during his or her employment or for a period of one (1) year after termination of his/her employment with Edwards (for any reason) to any Competing Organization in connection with any Competing Products within such geographic limits as Edwards and such Competing Organization are, or would be, in competition when such rendering of services might potentially involve the disclosure or use of Confidential Information or Trade Secrets. Employee understands that services rendered to a Competing Organization are in support of competition, and thus contrary to this Agreement, in various geographic areas and thus fall within the prohibition of this Agreement regardless of where such services physically are rendered.]1 Upon termination of his/her employment with Edwards for any reason, Employee shall, if requested by Edwards, reaffirm in writing his/her recognition of the importance of maintaining the confidentiality of Edwards' Confidential Information and Trade Secrets, and shall reaffirm all of the obligations set forth in this Agreement regarding such information.

  1
  Included only to the extent permitted by law.

          2.3.    Restriction on Solicitation of Employees.    Employee agrees and acknowledges that Edwards and its affiliates have made, and continue to make, considerable investments in the recruitment, screening and training of employees, and that, in the course of such recruitment, screening and training, Edwards and its affiliates have obtained considerable information regarding the unique skills, knowledge, training, backgrounds, talents and capabilities of such employees. Employee agrees and acknowledges that such information has economic value to Edwards, and that such economic value derives in part from the fact that such information is not generally available or known. Employee further acknowledges and agrees that a company other than Edwards, if it desired to assemble a workforce of employees with comparable skills, knowledge and capabilities, would also need to make considerable investments to obtain information regarding such employees, and that such a company would gain an unfair competitive advantage if it were to utilize the information developed by Edwards and/or its affiliates through the efforts referred to above. Edwards and its affiliates have taken a number of reasonable steps to protect the privacy of such information. Accordingly, Employee agrees and acknowledges that Edwards' and its affiliates' internal personnel information regarding the qualifications, talents, skills, abilities, backgrounds, training, work histories, and other pertinent information regarding its employees constitutes confidential and proprietary information, and also constitutes Trade Secrets as defined above. Employee further agrees that he/she will not, at any time during his/her employment with Edwards and for two (2) years after the termination of such employment for any reason, solicit any employee of Edwards or its affiliates to leave Edwards or its affiliates and join or render services for any Competing Organization. Employee also agrees that Employee will not raid Edwards' or its affiliates' employees, interfere with Edwards' or its affiliates' recruiting, hiring or retention of employees, interfere with any contractual, economic, or prospective economic relationship between Edwards and any Edwards employee, or disclose Confidential Information relating to Edwards' or its affiliates' employees. Employee agrees that he/she shall not, at any time during or after his/her employment with Edwards, use any Confidential Information or Trade Secrets belonging to Edwards or its affiliates to solicit or take away employees of Edwards.

          2.4.    Remedies.    Employee agrees and acknowledges that the violation of any of the provisions contained herein regarding confidentiality would cause irreparable injury to Edwards or its affiliates, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Edwards shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages. PLEASE NOTE THAT EDWARDS WILL SEEK JUDICIAL ENFORCEMENT OF ITS RIGHT TO PROTECT CONFIDENTIAL INFORMATION AND TRADE SECRETS, AND SHALL PURSUE ALL LEGAL REMEDIES UP TO AND INCLUDING PROHIBITION OF COMPETITIVE

  EMPLOYMENT OPPORTUNITIES WHICH WOULD INVOLVE THE DISCLOSURE OR USE OF THIS INFORMATION. UPON LEAVING EDWARDS YOUR ABILITY TO ACCEPT EMPLOYMENT WITH COMPETITIVE COMPANIES UNDER SUCH CIRCUMSTANCES MIGHT BE LIMITED.

          2.5.    Prohibition on Use of Other Employers' Trade Secrets.    Employee and Edwards expressly agree that they do not intend or seek to do business using the trade secret information of any former employer of Employee. Employee represents and agrees that he/she will not use or disclose protected trade secret information belonging to any former employer, and which he/she has an obligation not to disclose or use, without obtaining prior permission from the former employer.

        3.    Inventions and Works for Hire.

          3.1.    Property of Edwards.    Employee agrees that all Inventions related to the present or planned business of Edwards or its affiliates, which are conceived or reduced to practice by Employee, either alone or with others, during the period of his/her employment or during a period of one hundred twenty (120) days after termination of such employment, whether or not done during Employee's regular working hours, are the sole property of Edwards or its affiliates. The provisions of this paragraph shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of Edwards or its affiliates was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of Edwards or its affiliates, or (ii) to Employee's actual or demonstrably anticipated research or development for Edwards or its affiliates, or (b) the invention results from any work performed by Employee for Edwards or its affiliates.

          3.2.    Disclosure.    Employee agrees to disclose promptly and in writing to Edwards, through Employee's supervisor, all Inventions which are related to the present or planned business of Edwards or its affiliates, and agrees to assign to Edwards or its nominee all of Employee's right, title, and interest in and to such Inventions. Employee agrees not to disclose any of these Inventions to others, without the express consent of Edwards, except as required by his or her employment.

          3.3.    Assignment.    Employee agrees that he/she will, at any time during or after his/her employment, on request of Edwards, execute specific assignments in favor of Edwards or its nominee of Employee's interest in and to any of the Inventions which are related to the present or planned business of Edwards or its affiliates, as well as execute all papers, render all assistance, and perform all lawful acts which Edwards considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest which Employee may have. Employee will execute any and all papers and documents required to vest title in Edwards or its nominee in the above inventions, patent applications, patents, and interests.

          3.4.    Payment for Assignment.    Employee understands that if he/she is not employed by Edwards at the time he/she is requested to execute any document under paragraph 3.3, he/she shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty ($150.00) per day of each day or portion thereof spent at the request of Edwards in the performance of acts pursuant to paragraph 3.3, plus reimbursement for any out-of-pocket expenses incurred by Employee at Edwards' request in such performance.

          3.5.    No Waiver.    Employee further understands and agrees that the absence of a request by Edwards for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of Edwards' rights under this Agreement.

          3.6.    Prior Inventions.    Employee represents that Employee has disclosed to Edwards all continuing obligations which Employee has with respect to the assignment of Inventions to any previous employers, and Employee claims no previous unpatented Inventions as Employee's own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this Agreement. Employee understands that Edwards does not seek any confidential information which he/she may have acquired from a previous employer, and Employee will not disclose any such information to Edwards.

          3.7.    Works for Hire.    All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of Edwards and are prepared by Employee during his/her employment by Edwards shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in Edwards' name. To the extent that such writing and works are not works for hire, Employee agrees to the waiver of "moral rights" in such writings and works, and to assign to Edwards all right, title and interest in and to such writings and works, including copyright.

          3.8.    Right of Publication.    Employee will permit Edwards and its agents to use and distribute for any purpose any pictorial images which are taken of Employee during his/her employment by Edwards as often as desired for any lawful purpose. Employee waives all rights of prior inspection or approval and releases Edwards and its agents from any and all claims or demands which Employee may have on account of the lawful use or publication of such pictorial images.

        4.    No Authority to Bind Edwards.    Without the express written consent of Edwards, Employee shall have no apparent, actual or implied authority to pledge the credit of Edwards, its affiliates or any of its other employees, to bind Edwards or its affiliates under any contract, agreement, note, mortgage or otherwise to release or discharge any debt due to Edwards or its affiliates unless Edwards has received the full amount thereof or to sell, mortgage, transfer or otherwise dispose of any assets of Edwards.

        5.    Personnel Policies and Procedures.    Edwards shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of Edwards. To the extent that any provisions in Edwards's personnel policies and procedures, handbooks or manuals, and/or other materials differ from the terms of this Agreement, the terms of this Agreement shall apply. In no case shall any personnel policies, procedures, handbooks, manuals or other materials modify, contradict, add to or alter the effect of the at-will employment provision contained in this Agreement.

        6.    Cooperation.    Employee agrees that, following the termination of his or her employment for any reason, Employee will make every practicable effort to contact Edwards' General Counsel if Employee is served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence of any kind, to be used in connection with any lawsuit involving or related to Edwards in any way.

        7.    Drug-Free Workplace.    Employee acknowledges that Edwards intends to maintain a drug-free workplace, and that Edwards has advised Employee that it utilizes drug testing as a means to maintain such a drug-free workplace. Employee understands that he/she may be asked to submit to drug testing as a condition of employment or continued employment, and Employee expressly consents to such testing, at such times and under such conditions, as determined by Edwards in its sole discretion to be appropriate.

        8.    Edwards' Values.    At Edwards Lifesciences, the Credo and Owner's Manual set forth a number of positive behaviors and values that are key to our company's culture and success. These behaviors and values include such things as becoming trusted partners with customers, colleagues and patients, increasing personal accountability, behaving like owners and building customer loyalty. To accomplish this, Employee agrees to act in a responsible, ethical and professional manner in all of his/her business dealings as stated in the Credo, Owner's Manual, and any other Edwards documents related to ethics. Employee understands that there is no compromise with regard to his/her commitment to maintaining the highest standards of business conduct.

        9.    Severability; Amendment; Waiver; Construction.    Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto. A waiver by either party of a breach of any provision(s) of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provision in this Agreement. This Agreement shall be governed by the laws of the State of                        , and any action to enforce the terms of this Agreement shall be brought within the courts of the State of California. Edwards may, at any time and without further action by Employee, assign this Agreement to any of its affiliated companies with which Employee might be employed, in which case the assignee company shall succeed to all of the rights held by Edwards under this Agreement.

        10.    Entire Agreement.    Employee acknowledges receipt of this Agreement and agrees that this Agreement constitutes the entire and final agreement between Employee and Edwards concerning the subject matter of this Agreement, and supersedes any previous oral or written communications, representations, understandings or agreements between Employee and Edwards or any officer or agent concerning the subject matter of this Agreement. Employee understands and agrees that no representative of Edwards has been authorized to enter into any agreement or commitment with Employee that is inconsistent in any way with the terms of this Agreement.

AGREED:

Dated:	Dated:
(Print Employee Name)	Edwards Lifesciences LLC
By:
(Employee Signature)	Its: